Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JANUARY CASH DISTRIBUTION
     DALLAS, Texas, January 20, 2006 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.142168 per unit, payable on February 14, 2006, to unit holders of record on January 31, 2006.
     This month’s distribution decreased from the previous month due primarily to a decrease in gas production in both the Waddell Ranch and Texas Royalty Properties and lower oil prices. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 73,198 bbls and 311,154 mcf. The average price for oil was $52.90 per bbl and for gas was $9.97 per mcf. This would primarily reflect production for the month of November. Capital expenditures were approximately $32,000. The numbers provided reflect what was net to the Trust.
     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877.228.5085